Exhibit 10.3
SECURED
PROMISSORY NOTE

$6,000,000.00	Santa Maria, CA	June 26, 2002

FOR VALUE RECEIVED, GREKA SMV, INC., a Colorado corporation, (the “Borrower”), promises to pay to VINTAGE PETROLEUM CALIFORNIA, INC., an Oklahoma corporation (the “Lender”), or order, the principal sum of Six Million and No/100 dollars ($6,000,000.00) based upon the terms as provided herein (the “Note”).

1.  Maturity and Payment.    This Note shall be all due and payable in monthly installments of $360,000.00, plus interest from the date hereof, on or before the 10th day of each month commencing with the month of July, 2002, and continuing monthly thereafter with a final balloon payment of the entire amount of unpaid principal and accrued but unpaid interest due and payable on June 30, 2003.

2.  Interest.    The unpaid principal amount of this Note shall accrue simple interest at the rate of seven and one half percent (7.5%) per annum, payable monthly in addition to the schedule of payments contemplated above.

3.  Prepayment.    This Note may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission.

4.  Payment.    All payments of this Note shall be made in lawful money of the United States of America at the address of Lender at 110 West 7th Street, Suite 2300, Tulsa, OK 74119, or at such other place as Lender may direct by written notice to Borrower.

5.  Performance.    Time is of the essence.

6.  Security.    This Note is secured by a second lien subordinate to a first priority lien in favor of Guggenheim Investment Management, LLC, as Collateral Agent, against Borrower’s interest in (a) the Property and (b) that certain real property commonly referred to as the Santa Maria Asphalt Refinery in Santa Barbara County, California, as evidenced by and more particularly described in those certain Deeds of Trust With Assignment of Rents and Acceleration In Event of Sale and Security Agreement and Fixture Filing of even date.

7.  Intercreditor Documents Govern.    The terms and provisions of this Note are subject to the terms and provisions of (i) that certain Mortgage Subordination and Standstill Agreement (the “Mortgage Subordination”) dated as of June 26, 2002 between Beneficiary, Trustor and Guggenheim Investment Management, LLC as Collateral Agent (“Guggenheim”); and (ii) that certain Intercreditor Agreement (the “Intercreditor Agreement”) dated as of June 26, 2002 between Beneficiary and Guggenheim. In the event of any inconsistency between the terms and provisions of this Note and the terms and provisions of the Mortgage Subordination or between the terms and provisions of this Note and the terms and provisions of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall govern and be binding.

8.  Costs of Collection; Governing Law.    Borrower agrees to pay all costs of collection when incurred and all costs incurred by the Lender, or holder hereof, in exercising or preserving any rights or remedies in connection with the enforcement and administration of this Note or following a default in payment of any principal and/or interest by Borrower, including, but not limited to, attorney’s fees. If any suit or action is instituted to enforce this Note, the prevailing party promises to pay, in addition to the costs and disbursements otherwise allowed by law, such sum as the court may adjudge for attorney’s fees in such suit or action. This Note shall be governed by and construed in accordance with the laws of the State of California, and venue for any action shall be Santa Barbara County, California.

BORROWER: GREKA SMV, INC.

By:	/s/ RANDEEP S. GREWAL
Randeep S. Grewal, Ch., CEO & Pres.

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